Exhibit 99.1
Terayon Announces Resignation of Directors
Company Authorizes Corresponding Reduction in Size of Board
Santa Clara, California — June 19, 2006 — Terayon Communication Systems, Inc. (Pink Sheets: TERN.PK) today announced that two members of the Board of Directors are resigning, and that the Board of Directors has approved a reduction in size from nine to seven members.
     Mark Slaven, current Chair of the Audit Committee and member of the Board of Directors of the Company, is resigning effective August 2, 2006 as a result of the increased demands on his time from his duties as Senior Vice President, Chief Financial Officer and Treasurer of Cross Match Technologies Inc. in Palm Beach Garden, Florida, and not as a result of any matter concerning the Company. Mr. Slaven has served as a director of the Company since July 2003, and has served as the Chairman of the Audit Committee and a member of the Nominating and Governance Committee since June 2004.
     Aleksander Krstajic’s resignation, effective immediately, resulted from the increased travel and demands on his time from his duties as President and Chief Executive Officer of Bell Vanguard Inc., and not from any matter concerning the Company. Mr. Krstajic has served as a director of the Company since July 1999.
     “The Company has benefited greatly from the dedication, guidance and experience of Messrs. Slaven and Krstajic,” said Jerry Chase, Chief Executive Officer of Terayon. “We thank them for their service to the Company and wish them well in the future.”
     The Company has appointed Lew Solomon, currently a member of the Board of Directors, to be a member of the Audit Committee effective August 2, 2006. With four independent directors on the seven member board, the Board of Directors will continue to be comprised of a majority of independent directors.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Terayon Announces Resignation of Directors

About Terayon
     Terayon Communication Systems, Inc. (Pink Sheets: TERN.PK) provides real-time digital video networking applications to cable, satellite and telecommunication service providers worldwide, which have deployed more than 6,000 of Terayon’s digital video systems to localize services and advertising on-demand and brand their programming, insert millions of digital ads, offer HDTV and other digital video services. Terayon maintains its headquarters in Santa Clara, California, has sales and support offices worldwide and is on the web at www.terayon.com.
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